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TRUST UNDER CH2M HILL COMPANIES, LTD.
2002 PRE-TAX DEFERRED COMPENSATION PLAN

        (a)  This Agreement made this 9th day of November, 2001, by and between CH2M HILL Companies, Ltd. ("Company") and Wells Fargo ("Trustee");

        (b)  WHEREAS, Company has adopted the CH2M HILL Companies, Ltd. 2002 Pre-Tax Deferred Compensation Plan (the "Plan") for the benefit of employees of Company and employees of certain affiliates of Company ("Participating Affiliates") whose employees participate in the Plan;

        (c)  WHEREAS, Company and the Participating Affiliates have incurred or expect to incur liability under the terms of such Plan with respect to the individuals participating in such Plan;

        (d)  WHEREAS, Company wishes to establish a trust (hereinafter called "Trust") and to contribute to the Trust assets that shall be held therein, subject to the claims of Company's creditors in the event of Company's Insolvency, as herein defined, and, to the extent described below, subject to the claims of each Participating Affiliate's creditors in the event of the Participating Affiliate's Insolvency, as herein defined, until paid to Plan participants and their beneficiaries in such manner and at such times as specified in the Plan;

        (e)  WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan; and

        (f)    WHEREAS, it is the intention of Company to make contributions to the Trust to provide itself and Participating Affiliates with a source of funds to assist them in the meeting of their liabilities under the Plan;

        NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

Section 1
Establishment of Trust

        (a)  Company hereby deposits with Trustee in trust $1 in cash, which shall become the principal of the Trust to be held, administered and disposed of by Trustee as provided in this Agreement.

        (b)  The Trust hereby established shall be revocable by Company.

        (c)  The Trust is intended to be a grantor trust, of which Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

        (d)  The principal of the Trust, and earnings (if any) thereon, shall be held separate and apart from other funds of Company or a Participating Affiliate and shall be used exclusively for the uses and purposes of Plan participants and general creditors of Company and Participating Affiliates as herein set forth. Plan participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan and this Agreement shall be mere unsecured contractual rights of Plan participants and their beneficiaries against Company or a Participating Affiliate. Any assets held by the Trust will be subject to the claims of Company's and, to the extent set forth below, Participating Affiliates' general creditors under federal and state law in the event of Insolvency, as defined in Section 3(a) herein.

        (e)  Company may at any time, or from time to time, make additional deposits of cash or shares of common stock of Company ("Common Stock") in trust with Trustee to augment the principal to be held, administered and disposed of by Trustee as provided in this Agreement. Trustee shall not have any right to compel such additional deposits.

        (f)    When Company deposits cash or Common Stock with Trustee, Company shall inform Trustee in writing of the Plan participant with respect to whom such deposit is made and of the Participating Affiliate by which such Plan participant is employed. Trustee shall establish and maintain a separate recordkeeping account in the name of each Plan participant and shall credit that recordkeeping account with a number of units (referred to as "Share Value Equivalent Units," or "SVEUs") equal to the number of shares of Common Stock deposited by Company with Trustee with respect to that Plan participant. Trustee shall also credit the recordkeeping account maintained in the name of each Plan participant with the amount of cash deposited by Company with Trustee with respect to that Plan participant. Trustee shall also credit the recordkeeping account maintained in the name of each Plan participant with an amount equal to earnings (if any) of the Trust on any assets credited to the recordkeeping account maintained in the name of that Plan participant, other than cash dividends paid with respect to the Common Stock (which shall be paid over to Company in accordance with Section 5). When Trustee uses cash credited to a recordkeeping account maintained in the name of a Plan participant to purchase shares of Common Stock, the recordkeeping account maintained in the name of that Plan participant shall be reduced to reflect the amount of cash used to purchase the shares of Common Stock and the recordkeeping account maintained in the name of that Plan participant shall be credited with a number of SVEUs equal to the number of shares of Common Stock so purchased. Trustee shall allocate the assets of the Trust to separate accounts or sub-trusts based on the Participating Affiliate by which the Plan participant is employed, so that each separate account or sub-trust will contain only those assets associated with the recordkeeping accounts of employees or former employees of that Participating Affiliate.

Section 2
Payments to Plan Participants and Their Beneficiaries

        (a)  Company shall deliver to Trustee a schedule (the "Payment Schedule") that indicates the amount payable in respect of each Plan participant (and his or her beneficiaries), that provides a formula or other instructions acceptable to Trustee for determining the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Plan), and the time of commencement for payment of such amounts. The Payment Schedule may be modified from time to time by Company. Except as otherwise provided herein, Trustee shall make payments to the Plan participants and their beneficiaries in accordance with such Payment Schedule. Payments to Plan participants employed or previously employed by a Participating Affiliate or their beneficiaries shall only be made from the separate account or sub-trust allocated to that Participating Affiliate. Trustee shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by Company or a Participating Affiliate.

        (b)  The entitlement of a Plan participant or his or her beneficiaries to benefits under the Plan shall be determined by Company or such party as it shall designate under the Plan, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plan.

        (c)  Company may make payment of benefits directly to Plan participants or their beneficiaries as they become due under the terms of the Plan. A Participating Affiliate may make payment of benefits directly to Plan participants employed or previously employed by the Participating Affiliate or their beneficiaries as they become due under the terms of the Plan. Company shall notify Trustee of its decision or the decision of a Participating Affiliate to make payment of benefits directly prior to the time amounts are payable to participants or their beneficiaries. If the principal of a separate account or sub-trust allocated to a Participating Affiliate, and earnings (if any) thereon, are not sufficient to make payment of benefits to Plan participants employed by or previously employed by that Participating Affiliate and their beneficiaries in accordance with the terms of the Plan, Company or the Participating Affiliate shall make the balance of each such payment as it falls due. If the entire principal of the Trust, and earnings (if any) thereon, are not sufficient to make payment of benefits in accordance with the terms of the Plan, Company shall make the balance of each such payment as it falls due. Trustee shall notify Company when assets of the Trust are not sufficient.

Section 3
Trustee Responsibility Regarding Payments to Trust Beneficiaries
when Company or a Participating Affiliate Is Insolvent

        (a)  Trustee shall cease payment of benefits to Plan participants and their beneficiaries if Company is Insolvent. Trustee shall cease payment of benefits to Plan participants employed by or previously employed by a Participating Affiliate and their beneficiaries if the Participating Affiliate is Insolvent. Company shall be considered "Insolvent" for purposes of this Agreement if (1) Company is unable to pay its debts as they become due, or (2) Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code. A Participating Affiliate shall be considered "Insolvent" for purposes of this Agreement if (1) the Participating Affiliate is unable to pay its debts as they become due, or (2) the Participating Affiliate is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

        (b)  At all times during the continuance of this Trust, as provided in Section 1(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of Company and Participating Affiliates under federal and state law as set forth below.

            (i)  The Board of Directors and the Chief Executive Officer of Company shall have the duty to inform Trustee in writing of Company's Insolvency and of any Participating Affiliate's Insolvency. If a person claiming to be a creditor of Company or of a Participating Affiliate alleges in writing to Trustee that Company or a Participating Affiliate has become Insolvent, Trustee shall determine whether Company or the Participating Affiliate is Insolvent. Pending such determination, Trustee shall discontinue payment of benefits to Plan participants or their beneficiaries (if Company is alleged to be Insolvent) or to Plan participants employed or previously employed by the allegedly Insolvent Participating Affiliate or their beneficiaries (if a Participating Affiliate is alleged to be Insolvent).

          (ii)  Unless Trustee has actual knowledge of Company's or a Participating Affiliate's Insolvency, or has received notice from Company or a person claiming to be a creditor alleging that Company or a Participating Affiliate is Insolvent, Trustee shall have no duty to inquire whether Company or a Participating Affiliate is Insolvent. Trustee may in all events rely on such evidence concerning Company's or a Participating Affiliate's Insolvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Company's or a Participating Affiliate's solvency.

          (iii)  If at any time Trustee has determined that Company is Insolvent, Trustee shall discontinue payments to Plan participants or their beneficiaries and shall hold the assets of the Trust for the benefit of Company's general creditors. If at any time Trustee has determined that a Participating Affiliate is Insolvent, Trustee shall discontinue payments to Plan participants employed or previously employed by that Participating Affiliate or their beneficiaries and shall hold the assets of the Trust allocated to that Participating Affiliate for the benefit of the Participating Affiliate's general creditors. Nothing in this Agreement shall in any way diminish any rights of Plan participants or their beneficiaries to pursue their rights as general creditors of Company or Participating Affiliates with respect to benefits due under the Plan or otherwise.

          (iv)  Trustee shall resume the payment of benefits to Plan participants or their beneficiaries in accordance with Section 2 of this Agreement only after Trustee has determined that Company or the Participating Affiliate is not Insolvent (or is no longer Insolvent).

        (c)  Provided that there are sufficient assets, if Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Plan participants or their beneficiaries under the terms of the Plan for the period of such discontinuance, less the aggregate amount of any payments made to Plan participants or their beneficiaries by Company or a Participating Affiliate in lieu of the payments provided for hereunder during any such period of discontinuance. In no case shall assets of a separate account or sub-trust allocated to a Participating Affiliate be used to provide benefits for any participants in the Plan other than participants who are employed by or were employed by that Participating Affiliate, and their beneficiaries.

Section 4
Investment Authority

        (a)  Trustee shall, to the maximum extent practicable, invest all assets of the Trust in Common Stock. Trustee shall retain Common Stock deposited by Company with Trustee. Trustee shall use cash deposited by Company with Trustee or earned by the Trust to purchase Common Stock as soon as reasonably practicable after such cash is received by Trustee. Common Stock shall be purchased in the internal market maintained by Company or directly from Company.

        (b)  All rights associated with assets of the Trust shall be exercised by Trustee or the person designated by Trustee, and shall in no event be exercisable by or rest with Plan participants, except that voting rights and dividend rights with respect to Trust assets will be exercised by Company.

Section 5
Disposition of Income

        During the term of this Trust, all income (if any) received by the Trust, net of expenses and taxes, shall be accumulated and reinvested to the maximum extent practicable in Common Stock, except that cash dividends (if any) paid to the Trust with respect to Common Stock shall be paid to Company immediately upon receipt by Trustee.

Section 6
Accounting by Trustee

        Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between Company and Trustee. Within forty-five (45) days following the close of each calendar year and within forty-five (45) days after the removal or resignation of Trustee, Trustee shall deliver to Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.

Section 7
Responsibility of Trustee

        (a)  Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by Company which is contemplated by, and in conformity with, the terms of the Plan or this Trust and is given in writing by Company.

        (b)  Trustee may consult with legal counsel (who may also be counsel for Company generally) with respect to any of its duties or obligations hereunder.

        (c)  Trustee shall have, without exclusion, all powers conferred on Trustees by applicable law, unless expressly provided otherwise herein.

        (d)  Notwithstanding any powers granted to Trustee pursuant to this Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of Section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

Section 8
Compensation and Expenses of Trustee

        Company shall pay all administrative and Trustee's fees and expenses. If not so paid, the fees and expenses shall be paid from the Trust.

Section 9
Resignation and Removal of Trustee

        (a)  Trustee may resign at any time by written notice to Company, which shall be effective thirty (30) days after receipt of such notice unless Company and Trustee agree otherwise.

        (b)  Trustee may be removed by Company on thirty (30) days notice or upon shorter notice accepted by Trustee.

        (c)  Upon resignation or removal of Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within thirty (30) days after receipt of notice of resignation, removal or transfer, unless Company extends the time limit.

        (d)  If Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 10 hereof, by the effective date of resignation or removal under paragraphs (a) or (b) of this section. If no such appointment has been made, Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

Section 10
Appointment of Successor

        (a)  If Trustee resigns or is removed in accordance with Section 9(a) or (b) hereof, Company may appoint any third party, such as a bank trust department or other party that may be granted corporate trustee powers under state law, as a successor to replace Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by Company or the successor Trustee to evidence the transfer.

        (b)  The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Section 4 hereof. The successor Trustee shall not be responsible for and Company shall indemnify and defend the successor Trustee from any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.

Section 11
Amendment or Termination

        (a)  This Agreement may be amended by a written instrument executed by Trustee and Company.

        (b)  The Trust shall not terminate until the date on which Plan participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plan, unless sooner revoked in accordance with Section 1(b) hereof. Upon termination of the Trust any assets remaining in the Trust shall be returned to Company.

Section 12
Miscellaneous

        (a)  Any provisions of this Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

        (b)  Benefits payable to Plan participants and their beneficiaries under this Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

        (c)  This Trust Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

Section 13
Effective Date

        The effective date of this Trust Agreement shall be January 1, 2002.

CH2M HILL COMPANIES, LTD.
By:

TRUSTEE
By:

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TRUST UNDER CH2M HILL COMPANIES, LTD. 2002 PRE-TAX DEFERRED COMPENSATION PLAN